EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER AND

ACQUISITION AGREEMENT

AMONG

PIVOT PHARMACEUTUCALS, INC.

AND

PIVOT PHARMA U.S. INC.

AND

INDUS PHARMACEUTICALS, INC., AND SINDU

RESEARCH LABORATORIES PVT. LTD.

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Schedule A -	Share Exchange Agreement

Schedule B -	Certificate of Merger

Schedule C -	Form of Letter of Transmittal

Schedule D -	Permitted Investments

Schedule 3(b) -	Capitalization of Seller, its Subsidiaries and Sindu

Schedule 4(b) -	Capitalization of Buyer

Schedule 5(j) -	Buyer Stock Option Recipients

Disclosure Schedule -	Exceptions to Representations and Warranties

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AGREEMENT AND PLAN OF MERGER

This Merger Agreement (this ''Agreement'') is entered into as of November 4, 2015, by and among Pivot Pharmaceuticals, Inc. a British Columbia Corporation with its principal place of business located at 1275 West 6th Avenue, Vancouver, B.C., Canada, V6H 1A6 ("Buyer"), Pivot Pharma U.S. Inc., a Delaware corporation and a wholly owned Subsidiary of Buyer ("Merger Subsidiary"), IndUS Pharmaceuticals, Inc., a Delaware corporation ("Seller"), Sindu Research Laboratories Pvt Ltd., a corporation formed under the laws of India ("Sindu") and the Sindu Stockholders (as defined below). Buyer, Merger Subsidiary, Seller and Sindu are referred to collectively herein as the "Parties".

WHEREAS, this Agreement contemplates a tax-free merger of Merger Subsidiary into Seller with Seller surviving in a reorganization pursuant to Code Section 368(a)(1)(A). Stockholders of the Seller will receive Buyer stock in exchange for their stock of the Seller.

WHEREAS, the Parties intend that Merger Subsidiary be merged with and into the Seller, with the Seller surviving that merger on the terms and subject to the conditions set forth herein (the "Merger");

WHEREAS, the board of directors of the Seller (the "Seller Board"), has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Seller and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Seller in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

WHEREAS, the board of directors of the Sindu (the "Sindu Board"), has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sindu and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, and (c) resolved to recommend adoption of this Agreement by the stockholders of Sindu in accordance with the laws of India;

WHEREAS, following the execution of this Agreement, the Seller shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the respective boards of directors of Buyer (the "Buyer Board"), and Merger Subsidiary (the "Merger Subsidiary Board"), have: unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Buyer, Merger Subsidiary and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, following the execution of this Agreement, the Seller shall obtain in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and/or the transactions contemplated hereby in accordance with the DGCL;

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WHEREAS, as part of the transactions contemplated hereunder, Pravin Chatuverdi and Premlata Chaturvedi (the "Sindu Stockholders"), will agree to sell Sindu to the Buyer as set forth below.

WHEREAS, a portion of the securities otherwise payable by Buyer to the stockholders of the Seller in connection with the Merger shall be held back by the Buyer, the release of which held back securities shall be contingent upon certain events and conditions, all as set forth in this Agreement;

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

"Acquisition" has the meaning set forth in Section 2 (b) below.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Business Corporations Act" means the general corporation law of the Province of British Columbia, Canada.

"Buyer" has the meaning set forth in the preface above.

"Buyer Acquisition Consideration Shares" has the meaning set forth in Section 2(e)(viii) below

"Buyer Share" means any share of the common stock, without par value, of Buyer.

"Certificate of Merger" has the meaning set forth in Section 2(d) below.

"Closing" has the meaning set forth in Section 2(c) below.

"Closing Date" has the meaning set forth in Section 2(c) below.

"Confidential Information" means any information concerning the business and affairs of Seller and its Subsidiaries but` does not include information that: (a) at the time of disclosure or thereafter is generally available to and known by the public; (b) was available to the Buyer from a source other than the Seller, provided that such source, to Buyer's knowledge after reasonable inquiry, is not and was not bound by a confidentiality agreement regarding the Seller; or (c) has been independently acquired or developed by the Buyer without violating an of its obligations under this Agreement.

"Conversion Ratio" has the meaning set forth in Section 2(e)(v) below.

"Delaware General Corporation Law" or "DGCL" means the General Corporation Law of the State of Delaware, as amended.

"Disclosure Schedule" has the meaning set forth in Section 3 below.

"Dissenting Share" means any Seller Share held of record by any stockholder who or that has exercised his, her, or its appraisal rights under Section 262 of the Delaware General Corporation Law.

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"Effective Time" has the meaning set forth in Section 2(e)(i) below.

"Excess Accrued Liabilities" has the meaning set forth in Section 2(f)(iii) below.

"Exchange Agent" has the meaning set forth in Section 2(f)(i) below.

"Hold Back Setoff Shares" has the meaning set forth in Section 2(f)(iii) below.

"Hold Back Shares" has the meaning set forth in Section 2(e)(vi) below.

"IRS" means the Internal Revenue Service.

"Knowledge" means actual knowledge without independent investigation.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable [or for taxes that the taxpayer is contesting in good faith through appropriate proceedings], (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Material Adverse Effect" or "Material Adverse Change" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Seller and its Subsidiaries, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Seller and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Seller and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Seller and its Subsidiaries conduct their businesses.

"Merger" has the meaning set forth in the recitals set forth at the beginning of the Agreement.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Parties" has the meaning set forth in the preface above and "Party" means any one of them, as the context requires.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Requisite Seller Stockholder Approval" means the affirmative vote of the holders of a majority of the Seller Shares in favor of this Agreement and the Merger.

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"Requisite Sindu Approvals" means the taking of such actions by the board of directors and the stockholders of Sindu under the relevant laws of India to approve the Acquisition (including the Share Exchange Agreement) and the undertaking of the relevant obligations of Sindu under the Agreement.

"SEC" means the Securities and Exchange Commission of the United States.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" has the meaning set forth in the preface above.

"Seller India License" shall mean that certain exclusive license agreement by and between Seller, Sindu and Indian Institute of Chemical Technology (IICT) pursuant to which Seller and Sindu license certain technology from IICT.

"Share Exchange Agreement" has the meaning set forth in Section 2 (b).

"Sindu Conversion Ratio" has the meaning set forth in 2(e)(viii).

"Sindu Share" means any share of the common stock of Sindu.

"Sindu Stockholders" has the meaning as set forth in the Recitals to the Agreement.

"Seller Permitted Liabilities" shall mean any all royalty payments, milestones or any other type of payment of any kind or nature due and owing to the Indian government pursuant to the Seller India License.

"Special Seller Meeting" has the meaning set forth in Section 5(c)(ii) below.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary. In addition, the Parties agree that Sindu shall be treated as a subsidiary of Seller for purposes of this Agreement.

"Surviving Corporation" has the meaning set forth in Section 2(a) below.

"Seller" has the meaning set forth in the preface above.

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"Seller Share" means any share of the common stock, $0.01 par value per share, of Seller issued and outstanding as of the Effective Time.

"Seller Stockholder" means any Person who or that holds any Seller Shares.

"Transaction Costs" means all costs, expenses and professional fees incurred by the Parties in connection with the negotiation, preparation and execution of this Agreement, and the consummation of the transactions hereunder, including without limitation the fees and expenses of legal counsel and other professional advisors and consultants.

Section 2. Basic Transaction

(a) Merger. On and subject to the terms and conditions of this Agreement, Merger Subsidiary will merge with and into Seller at the Effective Time. Seller shall be the corporation surviving the Merger (the "Surviving Corporation").

(b) Acquisition. On and subject to the terms and conditions of this Agreement,together with such terms in the share exchange agreement set forth in substantially the form attached hereto as Schedule A (the "Share Exchange Agreement") , Buyer will acquire all of the issued and outstanding capital stock of Sindu from the Sindu Stockholders and Sindu will become a wholly-owned subsidiary of Buyer.

(c) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place electronically immediately following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

(d) Actions at Closing. At the Closing, (i) Seller and Sindu will deliver to Buyer and Merger Subsidiary, as applicable to each, the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) Buyer and Merger Subsidiary will deliver to Seller and Sindu, as applicable to each, the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) Seller and Merger Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Schedule B (the "Certificate of Merger"), (iv) Buyer will deliver the relevant stock certificates to the Exchange Agent in the manner provided below in this Section 2 and (v) Sindu and the Sindu Stockholders will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6(a) below.

(e) Effect of Merger.

(i) General. The Merger shall become effective at the time (the "Effective Time") Seller and Merger Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Seller or Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Certificate of incorporation. The certificate of incorporation of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Merger Subsidiary immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

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(iii) Bylaws. The bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Merger Subsidiary immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

(iv) Directors and Officers. The directors and officers of Merger Subsidiary shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

(v) Conversion of Seller Shares. At and as of the Effective Time, (A) each Seller Share (other than any Dissenting Share) shall be converted into the right to receive that certain ratio of Buyer Shares to be determined on the Closing Date based on the calculation set forth in the immediately subsequent paragraph of this Section 2 (e)(v), and such ratio of Buyer Shares to one Seller Share is referred to herein as the "Conversion Ratio", (B) each Dissenting Share shall be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law.

The Parties agree that the Conversion Ratio in this Section 2(e)(v) is calculated by dividing Four Million Seven Hundred Fifty Thousand (4,750,000) of the Buyer's publicly traded shares on the OTCQB as of the Closing Date (the "Buyer Merger Consideration Shares) by the total issued and outstanding Seller Shares as of the Closing Date. No Seller Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(e)(v) after the Effective Time.

(vi) Hold Back Shares. Notwithstanding the foregoing, the Parties agree that at the time of the Closing, as a contingency pertaining to the liabilities of the Seller that the Buyer assumes hereunder pursuant to the Merger, the Buyer shall be entitled to hold back five percent (5%) of the Buyer Merger Consideration Shares (the "Hold Back Shares") to which Seller Stockholders would otherwise be entitled to receive pursuant to the payment procedure set forth below in Section 2(f)(i). The terms and conditions applicable to the Hold Back Shares are set forth below in Section 2 (f)(iii).

(vii) Buyer Shares. Each Buyer Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

(viii) Conversion of Merger Subsidiary's Capital Stock. At and as of the Effective Time, each share of Merger Subsidiary's common stock, no par value per share, shall be converted into one share of the Surviving Corporation's common stock, $0.01 par value per share.

(ix) Conversion of Sindu Capital Stock. At and as of the Effective Time, (A) each Sindu Share shall be converted into the right to receive that certain ratio of Buyer Shares to be determined on the Closing Date based on the calculation set forth in the immediately subsequent paragraph of this Section 2 (e)(ix), and such ratio of Buyer Shares to one Seller Share is referred to herein as the "Sindu Conversion Ratio").

The Parties agree that the Sindu Conversion Ratio in this Section 2(e)(ix) is calculated by dividing Two Hundred Fifty Thousand (250,000) of the Buyer's publicly traded shares on the OTCQB as of the Closing Date (the "Buyer Acquisition Consideration Shares") by the total issued and outstanding Sindu Seller Shares as of the Closing Date. No Seller Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(e)(ix) after the Effective Time.

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(f) Payment Procedure.

(i) Merger Shares Payment. Immediately after the Effective Time, (A) Buyer will furnish to an exchange agent identified by Seller (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Buyer Shares equal to the product of (I) the Conversion Ratio times (II) the number of outstanding Seller Shares (other than any Dissenting Shares), and (B) Buyer will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Schedule C to each record holder of outstanding Seller Shares for the holder to use in surrendering the certificates that represented his, her, or its Seller Shares in exchange for a certificate representing the number of Buyer Shares to which he, she, or it is entitled based on the Conversion Ratio.

(ii) Acquisition Shares Payment. In addition, immediately after the Effective Time, (A) Buyer will furnish to the Exchange Agent a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Buyer Shares equal to the product of (I) the Sindu Conversion Ratio times (II) the number of outstanding Sindu Shares, and (B) Buyer will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Schedule C to each record holder of outstanding Sindu Shares for the holder to use in surrendering the certificates that represented his, her, or its Sindu Shares in exchange for a certificate representing the number of Buyer Shares to which he, she, or it is entitled based on the Sindu Conversion Ratio.

(iii) Notwithstanding the payment procedure set forth immediately above in Section 2(f), if the Seller has currently accrued liabilities at the time of the Closing in excess of the Seller Permitted Liabilities (the "Excess Accrued Liabilities"), the Buyer shall have a dollar to dollar right of offset against the value of the Hold Back Shares (the "Hold Back Setoff Shares"). The Hold Back Setoff Shares shall be a number of shares calculated by dividing A)the amount of the Excess Accrued Liabilities by B) the product of the Hold Back Shares times the price of the Buyer Shares on the Closing Date then C) multiplying the resulting fraction by the total number of Hold Back Shares. In no event will Seller be liable under this section for more than the total number of Hold Back Shares.

(iv) The amount of Buyer Shares equal to the Hold Back Shares minus the Hold Back Setoff Shares (if any) shall mean the Released Buyer Shares. Within ten (10) business days after the Closing, (A) the Buyer shall will furnish to the Exchange Agent a stock certificate (issued in the name of the Exchange Agent or its nominee) representing all of the Released Buyer Sharesand B) Buyer will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Schedule C to each record holder of outstanding Seller Shares for the holder to use in surrendering the certificates that represented his, her, or its Seller Shares in exchange for a certificate representing the number of Released Buyer Shares to which he, she, or it is entitled based on the Conversion Ratio.

(v) Buyer will not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Seller Shares until the holder surrenders for exchange his, her, or its certificates that represented Seller Shares. Buyer instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. Buyer may cause the Exchange Agent to invest any cash the Exchange Agent receives from Buyer as a dividend or distribution in one or more of the permitted investments set forth on Schedule D attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Seller Shares as necessary. Buyer may cause the Exchange Agent to pay over to Buyer any net earnings with respect to the investments, and Buyer will replace promptly any cash that the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Seller Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

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(vi) Buyer may cause the Exchange Agent to return any Buyer Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Seller Shares shall be entitled to look to Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

(vii) Buyer shall pay all charges and expenses of the Exchange Agent.

(f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Seller Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

Section 3. Seller's and Sindu's Representations and Warranties.Each of the Seller and Sindu represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement or will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule to be presented to and approved by the Buyer within two (2) business days prior to the Closing and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization, Qualification, and Corporate Power. Each of Seller, its Subsidiaries and Sindu is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Seller, its Subsidiaries and Sindu is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect. Each of Seller, its Subsidiaries and Sindu has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The entire authorized capital stock of Seller is set forth on Schedule 3(b). All of the issued and outstanding Seller Shares have been duly authorized and are validly issued, fully paid, and non-assessable. Other than as set forth on Schedule 3(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller.

The entire authorized capital stock of each Subsidiary is set forth on Schedule 3(b). All of the issued and outstanding shares of each Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary.

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The entire authorized capital stock of Sindu is set forth on Schedule 3(b). All of the issued and outstanding Sindu Shares have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Sindu to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Sindu.

(c) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Seller cannot consummate the Merger unless and until it receives the Requisite Seller Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(d) Authorization of Transaction. Sindu has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Share Exchange Agreement to perform its obligations hereunder; provided, however, that Sindu cannot consummate the Acquisition unless and until it receives the Requisite Sindu Approvals, and the requisite approval of the government of India. This Agreement constitutes the valid and legally binding obligation of Sindu, enforceable in accordance with its terms and conditions.

(e) Non-contravention. To the Knowledge of any director or officer of Seller or Sindu, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller, any of its Subsidiaries or Sindu is subject or any provision of the charter or bylaws of Seller, any of its Subsidiaries or Sindu or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller, any of its Subsidiaries or Sindu is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. To the Knowledge of any director or officer of Seller, and other than in connection with the provisions of, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, neither Seller nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.To the Knowledge of any director or officer of Sindu, and other than in connection with the provisions of, the relevant corporate legislation of India and any relevant securities laws, Sindu does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

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(f) Financial Statements. Complete copies of the Seller's unaudited financial statements consisting of the balance sheet of the Seller as at December 31 in each of the years 2014 and 2013 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Seller, and fairly present in all material respects the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated.

Complete copies of Sindu's unaudited financial statements consisting of the balance sheet of Sindu at December 31 in the year 2013 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the "Sindu Financial Statements") have been delivered to Buyer. The Sindu Financial Statements are based on the books and records of the Sindu, and fairly present in all material respects the financial condition of Sindu as of the respective dates they were prepared and the results of the operations of Sindu for the period indicated.

(g) Events Subsequent to September 30, 2015. Since September 30, 2015, there has not been any Material Adverse Change.

(h) Undisclosed Liabilities. Neither Seller, any of its Subsidiaries nor Sindu has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of September 30, 2015 (rather than in any notes thereto); (ii) liabilities that have arisen after September 30, 2015 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) to the extent not already reflected in (i) or (ii) of this Section (h).

(i) Brokers' Fees. Neither Seller nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(j) Continuity of Business Enterprise. Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Reg. Section 1.368-1(d).

(k) Intellectual Property. To the best of the Seller's Knowledge, the Seller's rights in its intellectual property are valid, subsisting and enforceable. The Seller has taken all reasonable steps to maintain the Seller's intellectual property, except as otherwise disclosed, and preserve the confidentiality of any trade secrets that may be included in the Seller's intellectual property which are material in the Seller's business. To the Seller's Knowledge, the conduct of the Seller's business as currently and formerly conducted, and the products, processes and services of the Seller, have not, to the best of the Seller's Knowledge, infringed, misappropriated, diluted or otherwise violated, and do not and will not, in each case to the best of the Seller's Knowledge, infringe, dilute, misappropriate or otherwise violate the intellectual property or other rights of any Person. To the best of the Seller's Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any of Seller's intellectual property.

Section 4. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement or will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule to be presented to and approved by the Seller within two (2) business days prior to the Closing. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

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(a) Organization. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Capitalization. The entire authorized capital stock of Buyer is set forth on Schedule 4(b). All of the Buyer Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and non-assessable.

(c) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Buyer cannot consummate the Merger unless and until it receives the Requisite Buyer Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(d) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the charter, bylaws, or other governing documents of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, the state securities laws, Canadian securities laws and the requirements of the OTC QB, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Brokers' Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Subsidiaries could become liable or obligated.

(f) Continuity of Business Enterprise. It is the present intention of Buyer to continue at least one significant historic business line of Seller, or to use at least a significant portion of Seller's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

(g) Disclosure. The public filings made by the Buyer pursuant to Securities and Exchange Act were accurate and true in all material respects at the time of their filing, and to the Buyer's Knowledge are still true and accurate in all material respects, and did not contain, and to the Buyer's Knowledge, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Section 5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

(b) Notices and Consents. Seller will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third-party consents referred to in Section 3(d) above and the items set forth in Section 5(b) of the Disclosure Schedule.

(c) Regulatory Matters and Approvals. Each of the Parties will (and Seller will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

(i) Securities Act, Securities Exchange Act, and State Securities Laws. The filing Party in each instance will use its reasonable best efforts to make any necessary filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Seller will provide Buyer, with whatever information and assistance in connection with the foregoing filings the filing Party may reasonably request. Buyer will take all actions that may be necessary, proper, or advisable under relevant securities laws in connection with the issuance of the Buyer Shares.

(ii) Delaware General Corporation Law. Seller will call a special meeting of its stockholders as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law, provided however, Seller may at its option, and as permitted by the Delaware General Corporation Law, obtain the adoption of the Agreement and approval of the Merger by written consent of its stockholders.

(d) OTC QB. The Buyer will provide the OTC QB with all required notices regarding the issuance of the Buyer Shares.

(e) Operation of Business. Seller will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

(i) neither Seller nor any of its Subsidiaries will authorize or effect any change in its charter or bylaws;

(ii) neither Seller nor any of its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(iii) neither Seller nor any of its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

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(iv) neither Seller nor any of its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(v) neither Seller nor any of its Subsidiaries will impose any Lien upon any of its assets outside the Ordinary Course of Business;

(vi) neither Seller nor any of its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(vii) neither Seller nor any of its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(viii) neither Seller nor any of its Subsidiaries will commit to any of the foregoing.

(f) Due Diligence. Seller will (and will cause each of its Subsidiaries to) cooperate fully in Buyer's due diligence investigations undertaken pursuant to this Agreement. Buyer will treat and hold as such any Confidential Information it receives from Seller or any of its Subsidiaries in the course of the reviews contemplated by this Section 5(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Seller all tangible embodiments (and all copies) thereof that are in its possession.

(g) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(h) Insurance and Indemnification.

(i) Buyer will provide each individual who served as a director or officer of Seller at any time prior to the Effective Time with liability insurance for a period of 48 months after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time.

(ii) Seller, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the certificate of incorporation or bylaws of Seller for the benefit of any individual who served as a director or officer of Seller at any time prior to the Effective Time.

(iii) Buyer will indemnify each individual who served as a director or officer of Seller at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.

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(i) Continuity of Business Enterprise. Buyer will continue at least one significant historic business line of Seller, or use at least a significant portion of Seller's historic business assets in a business, in each case within the meaning of Treasury Reg. Section 1.368-1(d), except that Buyer may transfer Seller's historic business assets (i) to a corporation that is a member of Buyer's ''qualified group,'' within the meaning of Treasury Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Buyer's ''qualified group'' have active and substantial management functions as a partner with respect to Seller's historic business or (B) members of Buyer's ''qualified group'' in the aggregate own an interest in the partnership representing a significant interest in Seller's historic business, in each case within the meaning of Treasury Reg. Section 1.368-1(d)(4)(iii).

(j) Stock Set Aside. Buyer will set aside 500,000 Buyer Shares to use for issuance of stock options (the "Buyer Stock Options") to satisfy commitments made by Seller with respect to Persons identified on Schedule 5(j) and agrees that such Buyer Stock Options shall be issued A) within a reasonable period of time after the Closing, and in any event before December 31, 2015, B) in accordance with all applicable laws and adherence to necessary corporate formalities and C) at an exercise price of the fair market value of publicly traded Buyer Shares on the date of issuance.

(k) Payment of Transaction Costs. Buyer will assume and be responsible for all Transaction Costs.

(l) Within ten (10) business days of Closing, the Buyer Board shall take such action as is necessary to elect Pravin Chaturvedi to the Buyer's board of directors.

Section 6. Conditions to Obligation to Close.

(a) Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement and the Merger shall have received the Requisite Seller Stockholder Approval and the number of Dissenting Shares shall not exceed 10% of the number of outstanding Seller Shares;

(ii) this Agreement and the Acquisition (including the Share Exchange Agreement) shall have received the Requisite Sindu Approvals;

(iii) Seller and its Subsidiaries shall have procured all of the third-party consents specified in Section 5(b) above;

(iv) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term ''material,'' or contain terms such as ''Material Adverse Effect'' or ''Material Adverse Change,'' in which case such representations and warranties (as so written, including the term ''material'' or ''Material'') shall be true and correct in all respects at and as of the Closing Date;

(v) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term ''material,'' or contain terms such as ''Material Adverse Effect'' or ''Material Adverse Change,'' in which case Seller shall have performed and complied with all of such covenants (as so written, including the term ''material'' or ''Material'') in all respects through the Closing;

(vi) no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, and (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and (C) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

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(vii) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

(viii) this Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval;

(ix) the Buyer not having received any correspondence from any relevant securities regulator or the OTC QB that such issuance of the Buyer Shares is not permitted;

(x) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(xi) Seller and Sindu will obtain an extension of not less than six (6) months of the Seller's and Sindu's payment obligations to IICT under the Seller India License.

(xii)Pravin Chaturvedi shall have entered into an employment agreement with Buyer to serve as the Chief Executive Officer of Buyer on terms and conditions acceptable to the Buyer.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller's Obligation. The obligation of Seller and Sindu to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the Buyer not having received any correspondence from any relevant securities regulator or the OTC QB that such issuance of the Buyer Shares is not permitted.

(ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term ''material,'' or contain terms such as ''Material Adverse Effect'' or ''Material Adverse Change,'' in which case such representations and warranties (as so written, including the term ''material'' or ''Material'') shall be true and correct in all respects at and as of the Closing Date;

(iii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term ''material,'' or contain terms such as ''Material Adverse Effect'' or ''Material Adverse Change,'' in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term ''material'' or ''Material'') in all respects through the Closing;

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(iv) no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of Seller, or (D) adversely affect the right of any of the former Subsidiaries of Seller to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(v) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(vi) is satisfied in all respects;

(vi) this Agreement and the Merger shall have received the Requisite Seller Stockholder Approval;

(vii) the Acquisition, (including the Share Exchange Agreement) shall have received the Requisite Sindu Approvals, as applicable and

(viii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

Section 7. Termination.

(a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Effective Time (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2015, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);

(iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Effective Time (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2015, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement);

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(iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Effective Time in the event Seller's board of directors concludes that termination would be in the best interests of Seller and its stockholders;

(v) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Effective Time in the event Buyer's board of directors concludes that termination would be in the best interests of Buyer and its stockholders; or

(vi) any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Seller Meeting in the event this Agreement and the Merger fail to receive the Requisite Seller Stockholder Approval respectively.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(g) above shall survive any such termination.

Section 8. Miscellaneous.

(a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of the Buyer Shares, the provisions in Section 5(j) above concerning insurance and indemnification, and the provisions in Section 5(k) above concerning certain requirements for a tax-free reorganization) will survive the Effective Time.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning issuance of the Buyer Shares and the provisions in Section 5(k) above concerning certain requirements for a tax-free reorganization are intended for the benefit of Seller Stockholders and (ii) the provisions in Section 5(j) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

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(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller: Pravin Chaturvedi, 25-K Olympia Avenue, Suite 300, Woburn, Massachusetts 01801	Copy to: Sam Mawn-Mahlau, Esq, Davis Malm and D'Agostine, One Boston Place, Boston, MA 02108

If to Buyer: Ahmad Doroudian, Pivot Pharmaceuticals Inc., 1275 West 6th Avenue, Vancouver, B.C., Canada, V6H 1A6	Copy to: Stewart L. Muglich, Esq., Alexander Hollyburn Beau din + Lang LLP, 2700 - 700 West Georgia Street, Vancouver, BC V7Y 1B8

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

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(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word ''including'' shall mean including without limitation.

(m) Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person action on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in regulations promulgated under Code Section 6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure many not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

* * * * *

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Pivot Pharmaceuticals, Inc.

By:	/s/ Ahmad Doroudian
Name:	Ahmad Doroudian
Title:	Chairman and Director

IndUS Pharmaceuticals, Inc.

By:	/s/ Pravin Chaturvedi
Name:	Pravin Chaturvedi
Title:	Chief Executive Officer

Pivot Pharma U.S., Inc.

By:	/s/ Ahmad Doroudian
Name:	Ahmad Doroudian
Title:	Chief Executive Officer

Sindu Research Laboratories Pvt Ltd

By:	/s/ Pravin Chaturvedi
Name:	Pravin Chaturvedi
Title:	Director

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SCHEDULE A

SHARE EXCHANGE AGREEMENT

This share exchange agreement ("Agreement") is entered into on this 4th day of November, 2015, by and between Pivot Pharmaceuticals, Inc., a corporation formed under the laws of British Columbia, Canada ("Pivot"), and Sindu Research Laboratories Pvt Ltd., a corporation formed under the laws of India ("Sindu") (Pivot and Sindu are referred collectively as the "Parties").

WHEREAS, Pivot and Sindu are entering into this Agreement pursuant to which Pivot will acquire all of the issued and outstanding capital stock of Sindu (the "Sindu Shares") by means of an exchange of Pivot shares (the "Pivot Shares") for the shares currently held by the shareholders of Sindu (the "Sindu Shareholders"); and

WHEREAS, the Sindu Shareholders and the Board of Directors of Sindu have determined that the Agreement and the transactions contemplated herein are in the best interests of Sindu and the Sindu Shareholders; and

WHEREAS, Pivot will proceed to acquire of Sindu from the Sindu Shareholders and Sindu will become a wholly-owned subsidiary of Pivot.

Now, therefore, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

I. Stock Exchange.

A. Exchange. Subject to the terms and conditions of this Agreement, (1) the Sindu Shareholders shall each exchange all right, title and interest in the shares they hold for Pivot Shares; (2) in exchange for the Sindu Shares, Pivot shall transfer to the Sindu Shareholders shares of its common stock; (3) the rate (the "Conversion Rate") at which each Sindu Share is exchanged for Pivot Shares will be determined by dividing Two Hundred Fifty Thousand US Dollars ($250,000) by the closing stock price of Pivot's publicly traded shares on the day of the Closing (as defined below) (4) notwithstanding any other provision of this Agreement, the Parties agree that at least one outstanding share of Sindu will be retained by a Sindu Shareholder who is a citizen of India, or be transferred at Closing to a citizen of India and this Agreement shall be subject to the approval of the Indian Reserve Bank (IRB) (the "IRB Approval").

B. Closing. The closing of the exchange of shares as contemplated by this Agreement (the "Closing") shall occur upon the execution of this Agreement and the delivery of the items provided in Section I.C below.

C. Delivery. Subject to the terms and conditions of this Agreement, (1) on the date of the Closing, the Sindu Shareholders deliver to Pivot (or its designated affiliate) the stock certificates representing all but one of Sindu Shares, duly endorsed for transfer to Pivot, or accompanied by duly executed stock powers, (2) Pivot will transfer Pivot Shares to the Sindu Shareholders based on the Conversion Rate set forth in Section A(3) above; (3) Sindu will have obtained the IRB Approval and provide it to Pivot and (4) the Parties agree to take all such other actions and execute all such other instruments as are necessary and proper to effectuate the purpose of this Agreement such that Sindu shall be acquired by Pivot.

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IN WITNESS WHEREOF, the Parties hereto have executed this Share Exchange Agreement as of the date first above written.

Pivot Pharmaceuticals, Inc.

By:	/s/ Ahmad Doroudian
Name:	Ahmad Doroudian
Title:	Chairman and Director

Sindu Research Laboratories Pvt. Ltd.

By:	/s/ Pravin Chaturvedi
Name:	Pravin Chaturvedi
Title:	Director

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